UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐

Preliminary Proxy Statement

☐

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐

Definitive Proxy Statement

☒

Definitive Additional Materials

☐

Soliciting Material Under Rule 14a-12

Analogic Corporation

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Francis Capital Management, LLC

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER

THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒

No fee required.

☐

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

☐

Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount Previously Paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

NEWS RELEASE

Francis Capital Announces ISS Support for the Shareholder Proposal to Declassify Analogic’s Board of Directors

SANTA MONICA, Calif., Jan. 17 /PRNewswire/ -- Francis Capital Management, LLC (“FCM”) announced today that Institutional Shareholder Services (“ISS”) is recommending that its clients vote in favor of the shareholder proposal from Catalysis Partners, LLC, calling for Analogic Corporation (“Analogic” or the “Company”) to declassify its Board of Directors. Catalysis Partners, LLC (an affiliate of FCM) submitted a shareholder proposal, which was included in the Company’s definitive proxy statement (filed with the SEC on January 4, 2006), calling for declassification of the Company’s Board of Directors. Analogic’s Annual Meeting will occur on January 27, 2006. In its report dated January 10, 2006, ISS stated that:

[t]he ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests. Board classification forces dissidents and would be acquirers to negotiate with the incumbent board, which has the authority to decide on offers without a shareholder vote.

FCM believes that Analogic’s entrenched Board of Directors and management are presently not appropriately accountable to the Company’s owners since they refuse to enact polices to maximize the value of Analogic’s common stock. FCM believes Analogic’s Board and management have persistently deployed inept capital allocation policies that prevent the Company from achieving its potential in terms of both profitability and return on capital. These polices include (i) maintaining a bloated $250 million cash balance that, in our estimation, virtually guarantees a mediocre total return on capital (regardless of the performance of the Company’s businesses) and (ii) continuing inefficient R&D policies that have not generated an adequate return on investment for many years. Moreover, Analogic’s Board and management have failed to set strategic and operational policies (such as establishing an independent distribution network for its products) that we think would create sustainable value for the Company’s owners. Finally, none of the Board of Directors has a meaningful personal ownership stake in Analogic common stock (outside of options and stock grants they obtained for their board service), which suggests their lack of confidence in Analogic common stock as an attractive financial investment.

FCM believes that Analogic’s corporate governance and managerial deficiencies have been evident for some time. In a letter dated May 27, 2005, FCM proposed that the Board initiate several strategic actions to improve shareholder value, including, among other things (1) conducting a “Dutch auction” self-tender to repurchase $200 million of Analogic common stock, (2) selling unproductive assets, including underperforming subsidiaries, the Peabody Marriott and other adjacent property, (3) spinning off Analogic Security as a separate publicly traded company, and (4) establishing capital allocation procedures to ensure an adequate risk-adjusted return.

Although Analogic’s Board has pursued several of these recommendations, such as initiating a share repurchase program, selling Camtronics and closing Sky Computers, we believe the execution of these programs has been weak and grossly inadequate. For example, Analogic’s $25 million share repurchase program represents only 10% of the Company’s cash hoard. We doubt this program will do anything to alleviate the Company’s deficient capital structure. Further, management has publicly stated that they are holding onto cash for the future – when acquisition candidates become more reasonably priced. This statement shows that management has failed to grasp that Analogic has fundamental competitive disadvantages with respect to acquisitions, including (i) a cost of capital that is much higher than that of competitors and (ii) an inability to materially improve cash flows from acquisitions as a result of weak distribution capabilities. FCM believes that Analogic will be more successful in executing potential acquisitions not by hoarding cash, but by improving the Company’s operational management and rationalizing its capital structure.

Moreover, Analogic’s sale of Camtronics dramatically illustrated management’s inability to improve Camtronics’ business operations to create value in line with that of competitors. During the past twelve months, two direct competitors of Camtronics (Heartlabs and Medcon, each of which had lower annual sales than Camtronics), were sold for over $100 million - a 200% premium over Camtronic’s sale price of $33 million (excluding property values of $7 million). FCM believes that present management’s inability to improve Camtronics’ operations over a multi-year period resulted in the degradation in Camtronics’ business to the point where a “fire sale” was necessary to salvage the little value that remained. We are concerned that lack of competent managerial attention to Analogic’s other businesses could result in similar degradations of value.

FCM continues to believe that Analogic has a liquidation value in excess of $70 per share. However, the present management and Board of Directors do not appear motivated to take the necessary steps to obtain this value for the Company’s owners. Consequently, we urge all shareholders to vote in favor of the shareholder proposal to declassify Analogic’s Board of Directors. We hope that a majority vote in favor of this proposal will persuade Analogic’s management and Board that the time has come to maximize shareholder value. If they are unable or unwilling to do so, then shareholders will be able to exercise their fundamental right to replace them.

We urge you to read the proxy statement containing Catalysis Partners, LLC’s proposal calling for the Company to declassify its board of directors. This proxy statement was distributed to stockholders on or around December 22, 2005 and is available for free at the Securities and Exchange Commission’s website located at www.sec.gov. The following are participants in this solicitation: Catalysis Partners, LLC (“Catalysis”), FCM, the managing member of Catalysis and John P. Francis, the managing member of FCM. FCM and John P. Francis may each be deemed to beneficially own the equity interest of Catalysis, which is set forth in the definitive proxy statement.

CONTACT:

John P. Francis of Francis Capital Management, LLC

(310) 752-1473